EXHIBIT 99.1

CAI International, Inc. Reports Fourth Quarter of 2007 and Full Year Results

SAN FRANCISCO, Mar 4, 2008 (PrimeNewswire via COMTEX News Network) — CAI International, Inc. (CAI) (NYSE:CAP) reported that net income in the fourth quarter of 2007 increased $0.9 million, or 16.9%, to $6.1 million, compared with net income of $5.2 million in the fourth quarter of 2006. Fully diluted earnings per share in the fourth quarter of 2007 was unchanged at $0.36 with 17.1 million average shares outstanding, compared to 16.3 million average shares outstanding in the fourth quarter of 2006.

In the fourth quarter of 2007, CAI’s revenue was $18.9 million, an increase of $0.3 million, or 1.4%, compared to the fourth quarter of 2006. Container rental revenue increased $2.4 million, or 26.2%, to $11.8 million from $9.4 million in the fourth quarter of 2006. Management fee revenue was $2.8 million, a decrease of $0.8 million, or 22.0%, from the management fee revenue reported in the fourth quarter of 2006. Gain on sale of container portfolios decreased $1.5 million, or 27.5%, to $3.9 million from $5.4 million in the fourth quarter of 2006. Finance lease income in the fourth quarter of 2007 was $0.3 million, unchanged from finance lease income reported in the fourth quarter of 2006.

Total revenue for the year ended December 31, 2007 increased by $4.2 million, or 6.9%, to $64.9 million compared to $60.7 million for the year ended December 31, 2006. Net income for the year ended December 31, 2007 increased by $3.6 million, or 23.3%, to $19.2 million, compared to $15.6 million for the year ended December 31, 2006. The fully diluted earnings per share for the year ended December 31, 2007 was $0.85 with 16.7 million average shares outstanding.

Comments from the CEO

Masaaki (John) Nishibori, Chief Executive Officer of CAI, commented, “CAI had excellent financial performance in 2007 and we finished the year with added momentum. Utilization and fleet growth have been the drivers of our results. Our average utilization was 96.0% in the fourth quarter and has remained strong to date in 2008. In 2007 we purchased $220 million worth of containers, exceeding our target of $150 million to $200 million. For the year, overall fleet size in TEUs increased 12.8%.

“Our overall revenue in the fourth quarter of 2007 was largely unchanged due to our selling fewer containers to container investors than in the fourth quarter of 2006. There continues to be interest from container investors in new container investments, however, in the fourth quarter of 2007 we decided to retain some investment in our owned fleet. As in the third quarter of 2007, our management fee income is lower than the year ago quarter due to lower fees on the disposition of older managed equipment.”

He continued, “We have not seen a decline in demand for our services as a result of the U.S. economic slowdown. Trading lanes to Europe and within Asia remain strong, and exports out of the U.S. have diminished the number of units off-lease in some of our traditionally low demand areas. We are optimistic that our utilization will remain strong this year. Price quotes from container manufacturers on new container production have increased by 20 to 30% as a result of increased commodity prices and other costs. As a result, we think that our customers will turn to leasing more this year, and will hold onto existing equipment as a more cost effective alternative to buying new equipment.”

Guidance for 2008

CAI believes that year over year revenue growth will accelerate as a result of the growth in the owned fleet in 2007, expected future investment and high utilization in 2008. Overall, CAI estimates 2008 earnings per share to be $1.30 to $1.35 on a fully diluted share count of 17.1 million.

CAI’s conference call to discuss financial results for the fourth quarter of 2007 will be held on Tuesday, March 4, 2008 at 5:00 p.m. EST. The dial-in number for the teleconference is 1-877-604-9672; outside U.S., call 1-719-325-4927. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q4 2007 Earnings Conference Call.” A webcast replay will be available for 30 days on the Investors section of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of December 31, 2007, the company operated a worldwide fleet of 754,000 TEU of containers through 10 offices located in 8 countries.

The CAI International logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3968

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results to differ materially from current expectations including, but not limited to, economic conditions, customer demand, increased competition and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its registration statement on Form S-1 and its Form 10-Q for the second and third quarters of 2007. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CAI International, Inc.

Consolidated Balance Sheets

(In thousands, except share information)

	Dec. 31, 2007	Dec. 31, 2006
ASSETS
Cash	$8,433	$20,359
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $530 and $1,045 at December 31, 2007 and 2006, respectively	12,995	7,731
Accounts receivable (managed fleet)	22,238	24,061
Related party receivables	—	128
Current portion of direct finance leases	4,610	2,248
Deposits, prepayments and other assets	3,375	4,077
Deferred tax assets	2,087	915

Total current assets	53,738	59,519
Container rental equipment, net of accumulated depreciation of $86,946 and $93,633 at December 31, 2007 and 2006, respectively	242,606	161,353
Net investment in direct finance leases	6,356	4,329
Furniture, fixtures and equipment, net of accumulated depreciation of $325 and $290 at December 31, 2007 and 2006 , respectively	468	459
Intangible assets, net of accumulated amortization of $1,548 and $307 December 31, 2007 and 2006, respectively	5,994	7,093
Goodwill	50,247	50,247

Total assets	$359,409	$283,000

LIABILITIES, CUMULATIVE REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,060	$3,585
Accrued expenses and other current liabilities	3,275	15,276
Due to container investors	21,075	21,650
Unearned revenue	3,744	740
Current portion of long-term debt	—	5,000
Current portion of capital lease obligation	31	525
Rental equipment payable	25,446	30,788

Total current liabilities	56,631	77,564
Revolving credit facility	147,600	97,000
Term loan	—	13,750
Subordinated convertible note payable	—	37,500
Deferred income tax liability	24,030	24,500
Capital lease obligation	—	31

Total liabilities	228,261	250,345

Cumulative redeemable convertible preferred stock:
Series A 10.5% cumulative redeemable convertible preferred stock, no par value. Aggregate liquidation value of zero and $1,531 at December 31, 2007 and 2006, respectively. Authorized 1,113,840 shares; issued and outstanding, zero and 724,920 shares at December 31, 2007 and 2006, respectively	—	6,072
Note receivable on preferred stock	—	(1,172)

Total cumulative redeemable convertible preferred stock	—	4,900

Stockholders’ equity:
Common stock, no par value; authorized 84,000,000 shares; issued and outstanding, zero and 10,584,000 shares at December 31, 2007 and 2006, respectively	—	1,260
Common stock, par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding, 17,144,977 shares and zero at December 31, 2007 and 2006, respectively	2	—
Additional paid-in capital	90,988	—
Accumulated other comprehensive income	101	95
Retained earnings	40,057	26,400

Total stockholders’ equity	131,148	27,755

Total liabilities and stockholders’ equity	$359,409	$283,000

CAI International, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,
	2007	2006
Revenue:
Container rental revenue	$11,840	$9,383
Management fee revenue	2,783	3,569
Gain on sale of container portfolios	3,909	5,392
Finance lease income	338	267

Total revenue	18,870	18,611

Operating expenses:
Depreciation of container rental equipment	3,039	2,360
Amortization of intangible assets	313	307
Impairment of container rental equipment	75	81
Gain on disposition of used container equipment	(1,075)	(747)
Gain on settlement of lease obligation	(86)	—
Equipment rental expense	66	395
Storage, handling and other expenses	790	779
Marketing, general and administrative expense	3,959	3,389

Total operating expenses	7,081	6,564

Operating income	11,789	12,047

Interest expense	2,384	3,715
Gain on extinguishment of debt	—	—
Interest income	(100)	(20)

Net interest expense	2,284	3,695

Income before income taxes	9,505	8,352
Income tax expense	3,395	3,119

Net income	6,110	5,233
(Accretion)/decretion of preferred stock	—	(6)

Net income available to common shareholders	$6,110	$5,227

Net income per share:
Basic	$0.36	$0.49
Diluted	$0.36	$0.36
Weighted average shares outstanding :
Basic	17,109	10,584
Diluted	17,109	16,270

CAI International, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	Successor		Predecessor
	Year Ended Dec. 31, 2007	Three Months Ended Dec. 31, 2006	Nine Months Ended Sept. 30, 2006
Revenue:
Container rental revenue	$38,148	$9,383	$24,228
Management fee revenue	12,663	3,569	8,530
Gain on sale of container portfolios	12,855	5,392	8,365
Finance lease income	1,206	267	927

Total revenue	64,872	18,611	42,050

Operating expenses:
Depreciation of container rental equipment	8,805	2,360	9,653
Amortization of intangible assets	1,241	307	—
Impairment of container rental equipment	365	81	270
Gain on disposition of used container equipment	(4,400)	(747)	(804)
Gain on settlement of lease obligation	(780)	—	—
Equipment rental expense	961	395	1,187
Storage, handling and other expenses	3,077	779	2,411
Marketing, general and administrative expense	15,668	3,389	8,967

Total operating expenses	24,937	6,564	21,684

Operating income	39,935	12,047	20,366

Interest expense	10,406	3,715	4,183
Gain on extinguishment of debt	(681)	—	—
Interest income	(126)	(20)	(37)

Net interest expense	9,599	3,695	4,146

Income before income taxes	30,336	8,352	16,220
Income tax expense	11,102	3,119	5,856

Net income	19,234	5,233	10,364
(Accretion)/decretion of preferred stock	(5,577)	(6)	1,464

Net income available to common shareholders	$13,657	$5,227	$11,828

Net income per share:
Basic	$0.93	$0.49	$0.56
Diluted	$0.85	$0.36	$0.48
Weighted average shares outstanding :
Basic	14,713	10,584	21,168
Diluted	16,682	16,270	21,735

		As of Dec. 31, 2007	As of Dec. 31, 2006
		(unaudited)
Managed fleet in TEUs		500,433	483,333
Owned fleet in TEUs		253,910	185,645

Total		754,343	668,978

Percentage of on-lease fleet on long-term leases		70.9%	65.3%
Percentage of on-lease fleet on short-term leases		26.8	32.8
Percentage of on-lease fleet on finance leases		2.3	1.9

Total		100.0%	100.0%

		Three Months Ended Dec. 31, 2007	Three Months Ended Dec. 31, 2006
		(unaudited)
Average fleet utilization rate for the period		96.0%	92.5%

This news release was distributed by PrimeNewswire, www.primenewswire.com

SOURCE: CAI International

CAI International, Inc.

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com

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